CWHEQ Home Equity Loan Trust, Series 2007-S1

Final Term Sheet

$1,600,000,100 (Approximate)

CWHEQ, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Home Equity Loan Asset Backed Certificates, Series 2007-S1

Distributions payable monthly, beginning March 26, 2007
________________

The following classes of certificates are offered pursuant to this free writing prospectus:
Class	Initial Certificate Principal Balance (1)
A-1-A	$ 531,454,000
A-1-B	$ 165,000,000
A-2	$ 175,901,000
A-3	$ 310,125,000
A-4	$ 119,172,000
A-5	$ 138,348,000
A-6	$ 160,000,000
A-R	$ 100

(1) This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

SUMMARY

Issuing Entity

CWHEQ Home Equity Loan Trust, Series 2007-S1, a common law trust formed under the laws of the State of New York.

Depositor

CWHEQ, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the home equity loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the home equity loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation.

Certificate Insurer

MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the offered certificates, other than the Class A-R Certificates, on each distribution date pursuant to the terms of a financial guaranty insurance policy.

Credit Insurance Provider

Old Republic Insurance Company will provide a credit insurance policy that provides coverage if a borrower defaults on a covered loan as described in this free writing prospectus. Only a portion of the home equity loans will be covered by the credit insurance policy.

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class E-P, Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guarantee payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

Initial Home Equity Loans:

For any initial home equity loan, the later of February 1, 2007 and the origination date of that home equity loan (referred to as the initial cut-off date).

Subsequent Home Equity Loans:

For any subsequent home equity loan, the later of the first day of the month of the related subsequent transfer date and the origination date of that subsequent home equity loan (referred to as the subsequent cut-off date).

Closing Date

On or about February 28, 2007.

Pre-Funding

On the closing date, the depositor will deposit approximately $3,135,428 in a pre-funding account (referred to as the pre-funded amount).

Funding Period:

The funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $40,000 and (y) March 30, 2007.

Use of Pre-Funded Amount:

The pre-funded amount is expected to be used to purchase subsequent home equity loans. The pre-funded amount not used during the funding period to purchase subsequent home equity loans will be distributed to holders of the certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Restrictions on Subsequent Home Equity Loan Purchases:

Purchases of subsequent home equity loans are subject to the same criteria as the initial home equity loans and additional restrictions related to the composition of the mortgage pool following the acquisition of the subsequent home equity loans, as described in this free writing prospectus.

Capitalized Interest Account:

Because some of the home equity loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from the home equity loans to pay all the interest due on the certificates on the first and possibly the second distribution dates. If a pre-funding account is funded on the closing date, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Interest Shortfall Payments:

To the extent needed to make required interest payments on the interest-bearing certificates and to pay certain expenses of the issuing entity on or prior to the April 2007 distribution date, Countrywide Home Loans, Inc. will make interest shortfall payments to the issuing entity to offset shortfalls in interest collections due to newly originated loans that do not have a payment due date in the due period related to the subject distribution date.

The Home Equity Loans

The mortgage pool will consist of closed-end, fixed rate loans that are secured by second liens on one- to four-family residential properties. We sometimes refer to these loans as loans or home equity loans.

Statistical Calculation Information

The statistical information presented in this free writing prospectus relates to a statistical calculation pool that does not reflect all of the home equity loans that will be included in the issuing entity on the closing date. Additional home equity loans will be included in the mortgage pool on the closing date, and subsequent home equity loans will be included during the funding period. In addition, certain home equity loans in the statistical calculation pool may not be included in the mortgage pool on the closing date because they were prepaid in full or were determined not to meet the eligibility requirements for the mortgage pool. The aggregate stated principal balance as of the cut-off date of the home equity loans to be included in the issuing entity on the closing date is expected to be approximately $1,600,000,000.

The information with respect to the statistical calculation pool is, unless otherwise specified, based on the scheduled principal balances as of February 1, 2007, which is the statistical calculation date. The aggregate stated principal balance of the statistical calculation pool as of the statistical calculation date is referred to as the statistical calculation date pool principal balance.

Unless otherwise noted, all statistical percentages are measured by the statistical calculation date pool principal balance.

As of the statistical calculation date, the home equity loans in the statistical calculation pool had the following characteristics:

Statistical Calculation Date Pool Principal Balance	$1,241,999,033
Number of Home Equity Loans	24,177
Average Current Principal Balance	$51,371
Range of Current Principal Balances	$1,648 to $550,000
Weighted Average Mortgage Rate	8.647%
Range of Mortgage Rates	4.875% to 18.825%
Weighted Average Original Combined Loan-to-Value Ratio	89.93%
Percentage of Home Equity Loans with Original Combined Loan-to-Value Ratios Greater than 80%	84.91%
Geographic Concentrations in excess of 10%:
California	28.75%
Weighted Average Original Term to Stated Maturity	211 months
Weighted Average Remaining Term to Stated Maturity	211 months
Percentage of Home Equity Loans with Prepayment Charges	38.28%
Minimum FICO Score	521 points
Maximum FICO Score	824 points
Weighted Average FICO Score	710 points
Number of Home Equity Loans with Unknown FICO Score	0
Percentage of Home Equity Loans with Unknown FICO Score	0.00%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Certificate Principal Balance (1)	Type	Last Scheduled Distribution Date	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
A-1-A	$ 531,454,000	Senior/Floating Rate	November 2036	Aaa	AAA
A-1-B	$ 165,000,000	Senior/Fixed Rate	November 2036	Aaa	AAA
A-2	$ 175,901,000	Senior/Fixed Rate	November 2036	Aaa	AAA
A-3	$ 310,125,000	Senior/Fixed Rate	November 2036	Aaa	AAA
A-4	$ 119,172,000	Senior/Fixed Rate	November 2036	Aaa	AAA
A-5	$ 138,348,000	Senior/Fixed Rate	November 2036	Aaa	AAA
A-6	$ 160,000,000	Senior/Fixed Rate/NAS	November 2036	Aaa	AAA
A-R	$ 100	Senior/REMIC Residual	March 2007	Aaa	AAA
Non-Offered Certificates (3)
P	$100 (4)	Prepayment Charges	N/A	N/R	N/R
E-P	N/A	Excess Charged-off Loan Proceeds	N/A	N/R	N/R
C	N/A	Residual	N/A	N/R	N/R
______________

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of home equity loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class E-P, Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class E-P, Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class P Certificates also will have a notional amount equal to the aggregate stated principal balance of the home equity loans as of the cut-off date.

The certificates will also have the following characteristics:

Class	Pass-Through Rate (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
A-1-A	LIBOR + 0.110% (2)	(3)	Actual/360 (4)
A-1-B	5.888%	(5)	30/360 (6)
A-2	5.609%	(5)	30/360 (6)
A-3	5.810%	(5)	30/360 (6)
A-4	5.874%	(5)	30/360 (6)
A-5	6.018%	(5)	30/360 (6)
A-6	5.693%	(5)	30/360 (6)
A-R	(7)	N/A	N/A
Non-Offered Certificates
P	N/A	N/A	N/A
C	N/A	N/A	N/A
E-P	N/A	N/A	N/A
______________
(1)
The pass-through rate for each class of interest bearing certificates is subject to a “net rate cap.” The net rate cap generally is equal to the weighted average mortgage rate of the home equity loans less the servicing fee rate, trustee fee rate, certificate insurance premium rate and, if applicable, the credit insurance premium rate. Any shortfall resulting from application of the net rate cap will not be covered by the financial guaranty insurance policy.

(2)
The pass-through rate for this class of offered certificates may adjust monthly based on changes in LIBOR which is the index used in determining the pass-through rate. LIBOR refers to one-month LIBOR for the related accrual period calculated as described in this free writing prospectus under “Description of the Certificates — Calculation of One-Month LIBOR.”

(3)
The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date.

(4)	Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(5)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(6)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(7)	The Class A-R Certificates will not accrue any interest.

Designations

Designation	Class of Certificates
Class A Certificates:	Adjustable Rate Certificates and Fixed Rate Certificates
Adjustable Rate Certificates:	Class A-1-A Certificates
Fixed Rate Certificates:	Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Offered Certificates:	Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-R Certificates

Record Date

Adjustable Rate Certificates:

The business day immediately preceding a distribution date, or if the Class A-1-A Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Fixed Rate and Class A-R Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.95 and $0.05, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on March 26, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

•	any interest due on a prior distribution date that was not paid.

The accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page 5.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The amount of principal payments to be made on the Class A Certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the home equity loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

•	scheduled payments of interest on the home equity loans collected during the applicable period,

•	interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation,

•	interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain home equity loans,

•	proceeds allocable to interest in respect of any home equity loans repurchased by a seller or purchased by the master servicer,

•	liquidation proceeds on the home equity loans during the applicable period (to the extent allocable to interest),

•	net proceeds from the credit insurance policy allocable to interest,

•
any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to interest,

•	the amount, if any, of the seller interest shortfall payment paid by Countrywide Home Loans, Inc. on any distribution date on or prior to the April 2007 distribution date, and

•
for each distribution date during, and for the distribution date immediately after, the funding period, any amounts required pursuant to the pooling and servicing agreement to be distributed from the capitalized interest account.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

•	scheduled payments of principal of the home equity loans collected during the applicable period or advanced by the master servicer,

•	prepayments collected in the applicable period,

•	the stated principal balance of any home equity loans repurchased by a seller or purchased by the master servicer,

•	the excess, if any, of the stated principal balance of a deleted home equity loan over the stated principal balance of the related substitute home equity loan,

•	liquidation proceeds on the home equity loans during the applicable period (to the extent allocable to principal),

•	net proceeds from the credit insurance policy allocable to principal,

•
any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to principal,

•
excess interest (to the extent available) in an amount necessary to reach or maintain the targeted overcollateralization level as described under “Description of the Certificates — Overcollateralization Provisions” in this free writing prospectus,

•	charged-off loan proceeds (to the extent available) as described under “—Priority of Distributions; Distributions of Charged-off Loan Proceeds” below, and

•	the amount (if any) remaining on deposit in the pre-funding account on the distribution date following the end of the funding period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the certificate insurance premium,

•	the trustee fee due to the trustee,

•	amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer and servicer are entitled to be reimbursed,

•	the premium payable to the credit insurance provider in connection with the credit insurance policy,

•	all prepayment charges (which are distributable only to the Class P Certificates), and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.

Any amounts paid from amounts collected with respect to the home equity loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each home equity loan equal to one-twelfth of the stated principal balance of that home equity loan multiplied by 0.50% per annum (referred to as the servicing fee rate). The master servicer will not be entitled to receive the master servicing fee with respect to a charged-off home equity loan beginning with the due period after the charge-off date.

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the home equity loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•	to the certificate insurer, the monthly premium for the certificate insurance policy,

•	concurrently, to each class of Class A Certificates, current interest, pro rata, based on their respective entitlements,

•	to the certificate insurer, any unpaid insurer reimbursement amounts,

•	concurrently, to each class of Class A Certificates, interest accrued but not previously paid with respect to prior distribution dates, pro rata, based on their respective entitlements, and

•	any remaining interest funds to be distributed as part of excess cashflow.

Priority of Payments; Distributions of Principal

General

In general, on any distribution date, principal funds will be distributed in the following order:

•	to the certificate insurer, any unpaid monthly premium for the certificate insurance policy remaining after application of interest funds,

•	to the Class A Certificates, principal up to the principal distribution amount for that distribution date in the order of priority described below,

•	to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, and

•	any remaining principal funds to be distributed as part of excess cashflow.

Principal Distributions on the Class A Certificates

On any distribution date, the principal distribution amount will be distributed to the Class A Certificates in the following order:

•
to the Class A-6 Certificates, the NAS principal distribution amount (which is zero for the first three years and will increase as described under “Description of the Certificates—Distributions—Distributions of Principal” in this free writing prospectus), until its certificate principal balance is reduced to zero,

•	concurrently, to the Class A-1-A and Class A-1-B Certificates, pro rata, until their respective certificate principal balances are reduced to zero, and

•	sequentially, to the Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in that order, until their respective certificate principal balances are reduced to zero.

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date, available principal funds will be distributable as principal on the Class A Certificates in an amount based on the targeted level of overcollateralization. This amount is subject to reduction on and after the stepdown date.

Trigger Events

A “trigger event” refers to a delinquency trigger event or a cumulative loss trigger event. A “delinquency trigger event” refers to certain specified levels of delinquencies on the home equity loans, and a “cumulative loss trigger event” refers to specified levels of realized losses on the home equity loans.

If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will be equal to the targeted amount of overcollateralization for the immediately preceding distribution date. The definitions of “Delinquency Trigger Event” and “Cumulative Loss Trigger Event” in this free writing prospectus provide information regarding the specified levels of delinquencies and losses that will cause a trigger event to occur.

The Stepdown Date

The stepdown date will be the later of (i) the distribution date in September 2009 and (ii) the first distribution date on which the aggregate stated principal balance of the home equity loans as of the end of the related due period (after giving effect to principal prepayments received during the prepayment period that ends during that due period) is less than 50.00% of the aggregate stated principal balance of the home equity loans as of the cut-off date.

Priority of Distributions; Distributions of Charged-off Loan Proceeds

Except as specified below, any home equity loan that is 180 days delinquent will be a charged-off home equity loan. The close of business on the last day of the calendar month in which the 180th day after the due date related to a delinquent scheduled payment occurs is referred to as the charge-off date. A charged-off home equity loan does not include (i) a home equity loan that has been charged-off by the master servicer as bad debt prior to the related charge-off date, (ii) a home equity loan with a claim that is pending or a claim that has been paid under the credit insurance policy and (iii) a home equity loan that has been the subject of a payment under the loss coverage obligation of Countrywide Home Loans, Inc.

Any net proceeds received with respect to a charged-off home equity loan in any due period after the related charge-off date will be charged-off loan proceeds. Charged-off loan proceeds will be distributable only in accordance with the priorities set forth below and will not be available to make any other distributions or to pay any fees or expenses of the issuing entity other than the master servicer’s expenses in connection with auctions of the charged-off home equity loans and the related charged off home equity loan servicing fee.

On each distribution date, the charged-off loan proceeds received during the related due period, if any, will be distributed in the following order:

•	to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, excess cashflow and principal funds on such distribution date,

•
to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the overcollateralization deficiency amount (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy), payable to each such class in the same priority in which the principal distribution amount is distributed to such classes,

•
concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class (after taking into account all distributions on that distribution date other than the distribution of charged-off loan proceeds and the payments under the certificate insurance policy) pro rata based on their respective unpaid realized loss amounts, and

•	to the Class E-P Certificates, any remaining charged-off loan proceeds.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) will be distributed in the following order to the extent of the remaining excess cashflow:

•	to the class or classes of certificates then entitled to distributions of principal, the amounts necessary to build or restore overcollateralization to the target overcollateralization level;

•	concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective unpaid realized loss amounts;

•
to each class of Class A Certificates (in the case of the Class A-1-A Certificates, after payments of amounts available (if any) under the corridor contract), pro rata based first on their respective certificate principal balances and then on any unpaid amount of net rate carryover, to the extent needed to pay any unpaid net rate carryover for the Class A Certificates; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the home equity loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the home equity loans and any remaining pre-funded amount exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the sum of the aggregate stated principal balance of the home equity loans and the amount on deposit in the pre-funding account will approximately equal the initial aggregate certificate principal balance of the certificates, so there will be no overcollateralization on the closing date.

Prior to the stepdown date, the targeted amount of overcollateralization will equal 1.85% of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. On or after the stepdown date, the targeted amount of overcollateralization will equal the greater of: (1) 3.70% of the aggregate stated principal balance of the home equity loans for the related distribution date and (2) 0.50% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount on deposit in the pre-funding account on the closing date. If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will equal the targeted amount of overcollateralization for the immediately preceding distribution date. If the amount of overcollateralization is below the targeted level for a distribution date, excess interest on the home equity loans (if any) will be used to reduce the aggregate certificate principal balance of the Class A Certificates, until the required level of overcollateralization has been reached or restored.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated home equity loans, if those losses are not otherwise covered by excess cashflow (if any) from the home equity loans.

Credit Insurance

Old Republic Insurance Company, a Pennsylvania insurance corporation, will issue a credit insurance policy that will cover, as of the end of the funding period, home equity loans with principal balances equaling approximately 50.00% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date. The home equity loans covered by the credit insurance policy were selected by the credit insurance provider from the mortgage pool in accordance with its selection criteria. Subject to certain limitations, the credit insurance policy will generally be available to cover losses resulting from the failure by the borrowers to make scheduled payments on the covered loans that are not subject to a policy exclusion, up to an aggregate amount equal to 8.00% of the aggregate principal balance of the covered loans (approximately $64,496,067 as of the end of the funding period).

Loss Coverage Provided by the Sponsor

The sponsor will make payments to the issuing entity pursuant to a corporate guaranty if any claim on the home equity loans covered by the credit insurance policy is fully or partially denied payment by the credit insurance provider due to a policy exclusion to the extent of the amount denied by the credit insurance provider. The loss coverage obligation will initially be equal to approximately $16,000,000 which is approximately 1.00% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date.

Excess Interest

The home equity loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the home equity loans is expected to be higher than the weighted average pass-through rate on the certificates, plus the weighted average expense fee rate. The “expense fee rate” is the sum of the servicing fee rate, the trustee fee rate and, with respect to any home equity loan covered by the credit insurance policy, the related credit insurance premium rate. Any such interest is referred to as “excess interest”, and any excess interest remaining after payment of the premium and any reimbursement amount owing to the certificate insurer will be distributed as part of the excess cashflow as described under “—Excess Cashflow” above.

Financial Guaranty Insurance Policy

The Class A Certificates have the benefit of a financial guaranty insurance policy pursuant to which MBIA Insurance Corporation will unconditionally and irrevocably guarantee certain payments on the Class A Certificates on each distribution date subject to certain terms and conditions set forth in the financial guaranty insurance policy.

The Corridor Contract

Countrywide Home Loans, Inc. has purchased an interest rate corridor contract for the benefit of the Class A-1-A Certificates, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date.

On or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related distribution date exceeds a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in “Description of the Certificates — The Corridor Contract” in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to the Class A-1-A Certificates to cover net rate carryover.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1-A Certificates will be distributed to the holders of the Class C Certificates and will not be available thereafter for payment of net rate carryover on the Class A-1-A Certificates.

Allocation of Losses

Realized losses on the home equity loans will be allocated to the certificates as described in this free writing prospectus under “Description of the Certificates—Applied Realized Loss Amounts.”

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the home equity loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related home equity loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses. The master servicer will not make any advances with respect to (i) any charged-off home equity loan after the related charge-off date and (ii) a covered loan, if a claim under the credit insurance policy is pending with respect to such covered loan.

Repurchase, Substitution and Purchase of Home Equity Loans

The sellers may be required to repurchase, or substitute a replacement home equity loan for, any home equity loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the home equity loans that materially and adversely affects the interests of the certificateholders or the certificate insurer in that home equity loan.

Additionally, the master servicer may purchase from the issuing entity any home equity loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any home equity loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any home equity loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the home equity loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The holder of the largest percentage interest in the Class C Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the home equity loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of the aggregate stated principal balance of the initial home equity loans as of the initial cut-off date and the amount deposited into the pre-funding account on the closing date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund, the pre-funding account, the capitalized interest account and the issuing entity’s rights with respect to payments received under the corridor contract) will consist of two or more REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the home equity loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement. The Class A-1-A Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

Legal Investment Considerations

The certificates will not be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the home equity loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

ERISA Considerations

Generally, the offered certificates (other than the Class A-R Certificates) may be purchased by a pension, employee benefit, or other plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a plan, so long as certain conditions are met.

THE MORTGAGE POOL

Information regarding the initial home equity loans is set forth in tabular format in Annex A attached to this free writing prospectus.

SERVICING OF THE HOME EQUITY LOANS

Servicing Compensation and Payment of Expenses

The Master Servicer will be paid a monthly fee (the “Master Servicing Fee”) from collections with respect to each Home Equity Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The “Servicing Fee Rate” for each Home Equity Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Home Equity Loans that are prepaid in full, as described in this free writing prospectus under “— Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans.” The Master Servicing Fee will not be payable for any Charged-off Home Equity Loan beginning with the Due Period immediately after the related Charge-off Date.

The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the related Due Date to the end of the Prepayment Period (“Prepayment Interest Excess”), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Home Equity Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Home Equity Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Home Equity Loans

When a borrower prepays all or a portion of a Home Equity Loan between scheduled monthly payment dates (“Due Dates”), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received during that portion of the Prepayment Period from the related Due Date in the Prepayment Period to the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received from that portion of the Prepayment Period from the beginning of the Prepayment Period to the related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a “Prepayment Interest Shortfall”) could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as “Compensating Interest” and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A certificateholders resulting from Prepayment Interest Shortfalls will not be covered by the Certificate Insurance Policy.

DESCRIPTION OF THE CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

The CWHEQ, Inc., Home Equity Loan Asset Backed Certificates, Series 2007-S1 (the “Certificates”) will consist of the Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-R, Class E-P, Class P and Class C Certificates.

When describing the Certificates in this free writing prospectus we use the following terms:

Designation	Class of Certificates
Class A Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Adjustable Rate Certificates	Class A-1-A Certificates
Fixed Rate Certificates	Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Offered Certificates	Class A-1-A, Class A-1-B, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-R Certificates

The Certificates are generally referred to as the following types:

Class	Type
Class A-1-A	Senior/Adjustable Rate
Class A-1-B	Senior/Fixed Rate
Class A-2	Senior/Fixed Rate
Class A-3	Senior/Fixed Rate
Class A-4	Senior/Fixed Rate
Class A-5	Senior/Fixed Rate
Class A-6	Senior/Fixed Rate/NAS
Class A-R	Senior/REMIC Residual
Class P	Prepayment Charges
Class C	Residual
Class E-P	Excess Charged-off Loan Proceeds

Book-Entry Certificates; Denominations

The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $25,000 and integral multiples of $1 in excess thereof. Except as set forth under “Description of the Securities—Book-Entry Registration of Securities” in the prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the person’s beneficial ownership interest in the Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC. See “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Glossary of Terms

The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

General Definitions.

“Adjusted Mortgage Rate” with respect to each Home Equity Loan means the applicable Mortgage Rate less the related Servicing Fee Rate.

“Adjusted Net Mortgage Rate” with respect to each Home Equity Loan means the Mortgage Rate less the related Expense Fee Rate.

“Business Day” is any day other than:

(1) a Saturday or Sunday or

(2) a day on which the Certificate Insurer or banking institutions in the state of New York or California are required or authorized by law to be closed.

“Certificate Principal Balance” means for any class of Class A Certificates, the aggregate outstanding principal balance of all Certificates of the class, less:

(1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal, including in the case of the Class A Certificates, any payments of principal under the Certificate Insurance Policy; and

(2) the Applied Realized Loss Amounts allocated to the class;

•
provided, however, that if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Class A Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, pro rata, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class). However, to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid to the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy, and

•
any payment of principal under the Certificate Insurance Policy up to the amount of the Applied Realized Loss Amount in respect of any class of Class A Certificates will not result in a further reduction of the Certificate Principal Balance of that class of Class A Certificates.

After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Class A Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Although Subsequent Recoveries, if any, will be allocated to increase the Certificate Principal Balance of a class of Certificates, the Subsequent Recoveries will be included in the Principal Remittance Amount and distributed in the priority set forth below under “—Distributions—Distributions of Principal”. Therefore these Subsequent Recoveries may not be used to make any principal payments on the class or classes of Certificates for which the Certificate Principal Balances have been increased by allocation of Subsequent Recoveries. Additionally, holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.

Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the “Certificate Principal Balance” of the Class A Certificates is not reduced by the amount of any payments made by the Certificate Insurer in respect of principal on the Class A Certificates under the Certificate Insurance Policy, except to the extent that the payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

“Charged-off Loan Proceeds” means any Insurance Proceeds and all other net proceeds received with respect to a Charged-off Home Equity Loan after the related Charge-off Date in connection with the partial or complete liquidation of a Charged-off Home Equity Loan (whether through trustee’s sale, foreclosure sale, the auction process described under “Servicing of the Home Equity Loans—Auction of Charged-off Home Equity Loans” or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received after the related Charge-off Date with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a Charged-off Home Equity Loan (net of unreimbursed Servicing Advances and the related Charged-off Home Equity Loan servicing fee).

“Distribution Date” means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in March 2007.

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Proceeds” with respect to a liquidated Home Equity Loan, other than a Charged-off Home Equity Loan, means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Home Equity Loan plus (ii) accrued interest on the Home Equity Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Home Equity Loan.

“Final Recovery Determination” means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Home Equity Loan.

“Insurance Proceeds” means all proceeds of any insurance policy (including, without limitation, the Credit Insurance Policy but not including the Certificate Insurance Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer’s normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer’s costs and expenses incurred in connection with presenting claims under the related insurance policy.

“Liquidation Proceeds” means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Home Equity Loan (whether through trustee’s sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Home Equity Loan (other than the amount of the net proceeds representing Excess Proceeds and other than amounts paid under the Certificate Insurance Policy), less the related unreimbursed Advances, Servicing Fees and Servicing Advances. To the extent that any proceeds of the liquidation of a Home Equity Loan are recovered by Old Republic in connection with a claim paid under the Credit Insurance Policy, under the terms of that policy, such proceeds will not be included in the Liquidation Proceeds available to the issuing entity thereunder. For avoidance of doubt, Liquidation Proceeds do not include Charged-off Loan Proceeds.

“Percentage Interest” with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

“Record Date” means:

(1) in the case of the Adjustable Rate Certificates, the Business Day immediately preceding the Distribution Date, unless the Adjustable Rate Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

(2) in the case of the Fixed Rate and Class A-R Certificates, the last Business Day of the month preceding the month of that Distribution Date.

“Subsequent Recoveries” means, with respect to any Home Equity Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of “Insurance Proceeds” and “Liquidation Proceeds” received in respect of the Home Equity Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses and other than amounts paid under the Certificate Insurance Policy). Subsequent Recoveries do not include Charged-off Loan Proceeds.

Definitions related to Interest Calculations and Distributions.

“Accrual Period” for any Distribution Date, means (i) for the Adjustable Rate Certificates, the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution Date) to and including the day prior to the current Distribution Date and (ii) for the Fixed Rate Certificates, the calendar month before the month of that Distribution Date.

“Certificate Insurance Premium” means for any Distribution Date the fee payable to the Certificate Insurer in respect of its services as Certificate Insurer that accrues at the Certificate Insurance Premium Rate for the Class A Certificates on a balance equal to the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date or, in the case of the first Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates on the Closing Date. The Certificate Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Certificate Insurance Premium Rate” means a rate equal to 0.130% per annum.

“Certificate Insurer Reimbursement Amount” means, with respect to any Distribution Date, (i) all Insured Payments paid by the Certificate Insurer for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on the Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Insured Payments were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously paid calculated at the Late Payment Rate.

“Credit Insurance Premium” means for any Distribution Date the fee payable to the Credit Insurance Provider that accrues at the applicable Credit Insurance Premium Rate on the unpaid principal balance of each Covered Loan. The Credit Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Credit Insurance Premium Rate” means the rate at which the Credit Insurance Premium accrues on each Home Equity Loan, ranging from 0.690% to 2.820% per annum. As of the Initial Cut-off Date, the weighted average Credit Insurance Premium Rate is expected to equal approximately 1.015% per annum.

“Current Interest” with respect to each class of interest-bearing Certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

“Expense Fee Rate” with respect to each Home Equity Loan is equal to the sum of (i) the Servicing Fee Rate and the Trustee Fee Rate and (ii) with respect to a Covered Loan, the Credit Insurance Premium Rate. As of the Initial Cut-off Date, the weighted average Expense Fee Rate is expected to equal approximately 1.016% per annum.

“Interest Carry Forward Amount,” with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

“Interest Determination Date” means for the Adjustable Rate Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

“Interest Funds” means for any Distribution Date, (1) an amount equal to (a) the Interest Remittance Amount for that Distribution Date plus (b) solely for the purposes of calculating the Deficiency Amount, the amount on deposit in the Premium Account after taking into account any deposits to the Premium Account on such Distribution Date, less (2) the Trustee Fee for the Distribution Date, less (3) the Credit Insurance Premium for the Covered Loans for such Distribution Date.

“Interest Remittance Amount” means with respect to any Distribution Date:

(a) the sum, without duplication, of:

(1) all scheduled interest collected during the related Due Period, less the related Master Servicing Fee,

(2) all interest on prepayments, other than Prepayment Interest Excess,

(3) all Advances relating to interest,

(4) all Compensating Interest,

(5) all Liquidation Proceeds collected during the related Due Period (to the extent that the Liquidation Proceeds relate to interest),

(6) any payments received under the Credit Insurance Policy attributable to interest for the related Due Period,

(7) any Loss Coverage Payment attributable to interest for the related Due Period,

(8)  any Seller Interest Shortfall Payment, and

(9) for each Distribution Date during, and the Distribution Date immediately after, the Funding Period, any amounts required pursuant to the Pooling and Servicing Agreement to be deposited from the Capitalized Interest Account, less

(b) all Advances relating to interest and certain expenses reimbursed during the related Due Period.

“Net Rate Cap” for each Distribution Date means (1) the weighted average Adjusted Net Mortgage Rates of the Home Equity Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), less (2) the Certificate Insurance Premium Rate, times a fraction, the numerator of which is (a) the aggregate Certificate Principal Balance of the Class A Certificates and the denominator of which is (b) the aggregate Stated Principal Balance of the Home Equity Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period) plus any amount on deposit in the Pre-Funding Account as of the first day of that Due Period. The Net Rate Cap is adjusted in the case of the Class A-1-A Certificates only, to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year.

“Net Rate Carryover” for a class of Class A Certificates on any Distribution Date means the excess of:

(1) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

(2) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap).

Any Net Rate Carryover for the Class A Certificates will not be covered by the Certificate Insurance Policy.

The “Pass-Through Margin” for the Class A-1-A Certificates is 0.110%.

“Pass-Through Rate” with respect to each Accrual Period and the Class A-1-A Certificates means a per annum rate equal to the lesser of:

(1) One-Month LIBOR for the Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the Pass-Through Margin for the class, and

(2) the Net Rate Cap for the related Distribution Date.

“Pass-Through Rate” with respect to each Accrual Period and the Fixed Rate Certificates means a per annum rate equal to the lesser of:

(1) the fixed rate for the class set forth in the table below, and

(2) the Net Rate Cap for the related Distribution Date.

Class of Certificates	Pass-Through Rate
Class A-1-B	5.888%
Class A-2	5.609%
Class A-3	5.810%
Class A-4	5.874%
Class A-5	6.018%
Class A-6	5.693%

“Premium Account” means an account created and maintained by the Trustee on behalf of the certificateholders and the Certificate Insurer.

“Seller Interest Shortfall Payment” means, with respect to any Initial Home Equity Loan that does not have a scheduled interest payment due date on or before the Due Date in the month of the first Distribution Date or any Subsequent Home Equity Loan that does not have a scheduled interest payment due date on or before the Due Date in the month after the related Subsequent Transfer Date, an amount equal to one month’s interest at the related Adjusted Mortgage Rate on the Cut-off Date Principal Balance of that Home Equity Loan.

“Trustee Fee Rate” means a rate equal to 0.009% per annum.

Definitions related to Principal Calculations and Distributions.

“Class A Principal Distribution Amount” for any Distribution Date means the excess of:

(1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

(2) the aggregate Stated Principal Balance of the Home Equity Loans for the Distribution Date minus the Overcollateralization Target Amount for such Distribution Date.

A “Cumulative Loss Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date, if (x) the aggregate amount of Realized Losses (calculated without taking into account payments made under the Credit Insurance Policy or any Loss Coverage Payment) on the Home Equity Loans from the Cut-off Date for each Home Equity Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries and Charged-off Loan Proceeds received through the last day of that Due Period) exceeds (y) the applicable percentage, for that Distribution Date, of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount, as set forth below:

Distribution Date	Percentage

September 2009 —February 2010	2.175% with respect to September 2009, plus an additional 1/6th of 0.725% for each month thereafter through February 2010
March 2010 — February 2011	2.900% with respect to March 2010, plus an additional 1/12th of 1.200% for each month thereafter through February 2011
March 2011 — February 2012	4.100% with respect to March 2011, plus an additional 1/12th of 1.150% for each month thereafter through February 2012
March 2012 — February 2013	5.250% with respect to March 2012, plus an additional 1/12th of 0.550% for each month thereafter until February 2013
March 2013 and thereafter	5.800%

A “Delinquency Trigger Event” exists with respect to any Distribution Date on or after the Stepdown Date if the Rolling Sixty-Day Delinquency Rate for the outstanding Home Equity Loans exceeds 4.50% for that Distribution Date.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount for the Distribution Date and (2) the Excess Cashflow for the Distribution Date.

“Final Scheduled Distribution Date” with respect to the Class A Certificates and the Certificate Insurance Policy, the Distribution Date occurring in the month following the month of the scheduled maturity date of the Home Equity Loan having the latest scheduled maturity date.

“NAS Principal Distribution Amount” for any Distribution Date means the product of:

(1) a fraction, the numerator of which is the Certificate Principal Balance of the Class A-6 Certificates and the denominator of which is the aggregate Certificate Principal Balance of the Class A Certificates, in each case immediately prior to the Distribution Date,

(2) any amounts to be distributed to the Class A Certificates on the Distribution Date pursuant to clause (2) under “—Distributions—Distributions of Principal” below, and

(3) the applicable percentage for the Distribution Date set forth in the following table:

Distribution Date	Percentage

March 2007 — February 2010	0%
March 2010 — February 2012	45%
March 2012 — February 2013	80%
March 2013 — February 2014	100%
March 2014 and thereafter	300%

“OC Floor” means an amount equal to 0.50% of the sum of the Initial Cut-off Date Pool Principal Balance and the amount deposited in the Pre-Funding Account on the Closing Date.

“Overcollateralization Deficiency Amount” with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to the distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date: (a) prior to the Stepdown Date, an amount equal to 1.85% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 3.70% of the aggregate Stated Principal Balance of the Home Equity Loans for that Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date means the amount, if any, by which (x) the sum of the aggregate Stated Principal Balance of the Home Equity Loans for the Distribution Date and the amount on deposit in the Pre-Funding Account on the Distribution Date (except for any amounts to be released from the Pre-Funding Account on such Distribution Date) exceeds (y) the aggregate Certificate Principal Balance of the Class A Certificates as of the Distribution Date (after giving effect to the distribution of the Principal Remittance Amount on the Distribution Date and, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts to be released from the Pre-Funding Account).

“Principal Distribution Amount” with respect to each Distribution Date means the sum of:

(1) the Principal Remittance Amount for the Distribution Date,

(2) the Extra Principal Distribution Amount for the Distribution Date, and

(3)  with respect to the Distribution Date immediately following the end of the Funding Period, the amount, if any, remaining in the Pre-Funding Account at the end of the Funding Period (net of any investment income included therein), minus

(3) the Overcollateralization Reduction Amount for the Distribution Date.

“Principal Remittance Amount” with respect to any Distribution Date means:

(a) the sum, without duplication, of:

(1) the scheduled principal collected during the related Due Period or advanced with respect to the Distribution Date,

(2) prepayments collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Home Equity Loan that was repurchased by a Seller or purchased by the Master Servicer,

(4) the amount, if any, by which the aggregate unpaid principal balance of any Replacement Home Equity Loans delivered by Countrywide Home Loans in connection with a substitution of a Home Equity Loan is less than the aggregate unpaid principal balance of any Deleted Home Equity Loans,

(5) any payments received under the Credit Insurance Policy attributable to principal for the related Due Period,

(6) any Loss Coverage Payment attributable to principal for the related Due Period, and

(7) all Liquidation Proceeds (to the extent that the Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

(b) all Advances relating to principal and certain expenses reimbursed during the related Due Period.

“Realized Loss” means with respect to any Home Equity Loan (i) as to which a Final Recovery Determination has been made, the excess of the Stated Principal Balance of the defaulted Home Equity Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Home Equity Loan on or at any time prior to the last day of the related Due Period during which the defaulted Home Equity Loan is liquidated, (ii) that was the subject of a Deficient Valuation, (a) if the value of the related Mortgaged Property was reduced below the principal balance of the related Mortgage Note, the amount by which the value of the Mortgaged Property was reduced below the principal balance of the related Mortgage Note, and (b) if the principal amount due under the related Mortgage Note has been reduced, the difference between the principal balance of the Home Equity Loan outstanding immediately prior to the Deficient Valuation and the principal balance of the Home Equity Loan as reduced by the Deficient Valuation and (iii) that is 180 days delinquent, the Stated Principal Balance of such Home Equity Loan as of the close of business on the last day of the calendar month in which such Home Equity Loan became 180 days delinquent.

“Rolling Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, the average of the Sixty-Day Delinquency Rates for that Distribution Date and the two immediately preceding Distribution Dates.

“Sixty-Day Delinquency Rate” means, with respect to any Distribution Date on or after the Stepdown Date, a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Home Equity Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding the Distribution Date (including Home Equity Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Home Equity Loans.

“Stepdown Date” is the later to occur of (i) the Distribution Date in September 2009 and (ii) the first Distribution Date on which the aggregate Stated Principal Balance of the Home Equity Loans for that Distribution Date is less than or equal to 50.00% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

A “Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Certificates, (i) the portion of the aggregate Applied Realized Loss Amount allocated to that class and remaining unpaid minus (ii) the sum of (x) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class and (y) the Charged-off Loan Proceeds previously distributed to such class in respect of Unpaid Realized Loss Amounts.

Deposits to the Certificate Account

The Master Servicer will establish and initially maintain a certificate account (the “Certificate Account”) for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, N.A., which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Home Equity Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

(1) all payments on account of principal, including Principal Prepayments, on the Home Equity Loans,

(2) all payments on account of interest (other than interest accruing on the Home Equity Loans prior to the Cut-off Date) on the Home Equity Loans, net of the Master Servicing Fees on the Home Equity Loans and net of Prepayment Interest Excess,

(3) all Insurance Proceeds (including proceeds from the Credit Insurance Policy), Liquidation Proceeds, Subsequent Recoveries and Charged-off Loan Proceeds,

(4) all payments made by the Master Servicer in respect of Compensating Interest,

(5) all payments made by a Seller in connection with the repurchase of any Home Equity Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Home Equity Loan in accordance with the Pooling and Servicing Agreement,

(6) all payments made by the Master Servicer in connection with the purchase of any Home Equity Loans which are 150 days delinquent and any other purchases by the Master Servicer in accordance with the Pooling and Servicing Agreement,

(7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Home Equity Loan,

(8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

(9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

(10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Home Equity Loans, and

(11) all Advances.

Prior to their deposit in the Certificate Account, payments and collections on the Home Equity Loans will be commingled with payments and collections on other home equity loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Securities” in the prospectus.

Withdrawals from the Certificate Account

The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

(1) to pay to the Master Servicer the Master Servicing Fees on the Home Equity Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under “Servicing of the Home Equity Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans”) and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

(2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Home Equity Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Home Equity Loan (or Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto (other than proceeds of the Credit Insurance Policy) but not Charged-off Loan Proceeds) with respect to which the Advance was made,

(3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee and the Certificate Insurer an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Home Equity Loan(s), and their respective portions of the nonrecoverable advance),

(4) to reimburse the Master Servicer from Insurance Proceeds (other than proceeds of the Credit Insurance Policy) for expenses incurred by the Master Servicer and covered by the related insurance policies,

(5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property, (iv) auction costs and expenses in connection with Charged-off Home Equity Loans and (v) maintaining any required insurance policies (“Servicing Advances”), which right of reimbursement pursuant to this clause (5) is limited to (a) amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds with respect thereto) and (b) in the case of auction costs and expenses in connection with Charged-off Home Equity Loans, the Charged-off Loan Proceeds,

(6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Home Equity Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Home Equity Loan,

(7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

(8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

(9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the “Distribution Account Deposit Date”), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

The Master Servicer is required to maintain separate accounting, on a Home Equity Loan by Home Equity Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (7) above.

Deposits to the Distribution Account

The Trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders and the Certificate Insurer. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

(1) the aggregate amount remitted by the Master Servicer to the Trustee,

(2) any Loss Coverage Payments made by the Sponsor,

(3) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account, and

(4) the amount, if any, remaining in the Pre-Funding Account (net of any investment income included therein) on the Distribution Date immediately following the end of the Funding Period.

Withdrawals from the Distribution Account

The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and payment to the Certificate Insurer as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:

(1) to pay the Trustee Fee to the Trustee,

(2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

(3) to pay the Trustee (for payment to the Credit Insurance Provider), the applicable Credit Insurance Premium,

(4) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

(5) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Home Equity Loans (other than Charged-off Loan Proceeds), in respect of which any such Advance was made and (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under “—Withdrawals from the Certificate Account” above,

(6)  to reimburse the Trustee for any nonrecoverable Advance previously made by it (other than from amounts representing Charged-off Loan Proceeds), such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (3) under “—Withdrawals from the Certificate Account”, and

(7) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Home Equity Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “ — Reports to Certificateholders” in this free writing prospectus. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account will be invested in Permitted Investments at the direction of the Master Servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein,

•
the Pre-Funding Account, all income and gain net of any losses realized from the investment will be for the benefit of Countrywide Home Loans and will be remitted to Countrywide Home Loans as described herein, and

•
the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to Countrywide Home Loans and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-Funding Account or the Capitalized Interest Account in respect of the investments will be paid by Countrywide Home Loans to the Trustee for deposit into the Pre-Funding Account or the Capitalized Interest Account, as applicable, out of Countrywide Home Loans’ own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-Funding Account or the Capitalized Interest Account, as applicable, and made in accordance with the Pooling and Servicing Agreement.

Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in Permitted Investments in respect of amounts received under the Corridor Contract, at the written direction of the majority holder of the Class C Certificates.

If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in respect of amounts received under the Corridor Contract in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the Pooling and Servicing Agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Servicing Fee Rate multiplied by the Stated Principal Balance of each Home Equity Loan other than a Charged-off Home Equity Loan (3)	Compensation	Collections with respect to each Home Equity Loan and any Liquidation Proceeds or Subsequent Recoveries	Monthly
Additional Servicing Compensation / Master Servicer	• Prepayment Interest Excess (4)	Compensation	Interest collections with respect to certain Home Equity Loans prepaid in full	Time to time
	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Home Equity Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and Distribution Account	Monthly
	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries	Time to time
	• 10% of the gross proceeds of each Charged-off Home Equity Loan	Compensation	Charged-off Loan Proceeds	Time to time
Trustee Fee (the “Trustee Fee”) / Trustee
One-twelfth of the Trustee Fee Rate multiplied by the sum of (i) the aggregate Stated Principal Balance of the outstanding Home Equity Loans and (ii) any amounts remaining in the Pre-Funding Account (excluding any investment earnings thereon) (6)
		Compensation	Interest Remittance Amount	Monthly
Certificate Insurance Premium / Certificate Insurer	Certificate Insurance Premium (7)	Compensation	Interest Funds and the Principal Distribution Amount (8)	Monthly
Credit Insurance Premium / Credit Insurance Provider	With respect to each Covered Loan, one-twelfth of the Credit Insurance Premium Rate for that Home Equity Loan multiplied by the Stated Principal Balance of that Home Equity Loan (9)	Expense	Interest collections on the related Home Equity Loan(s)	Monthly
Expenses
Insurance expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Home Equity Loan	Time to time
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances (10)	Reimbursement of Expenses
With respect to each Home Equity Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Home Equity Loan
Time to time
Indemnification expenses / the Sellers, the Master Servicer, the NIM Insurer and the Depositor	Amounts for which the Sellers, the Master Servicer, the NIM Insurer and Depositor are entitled to indemnification (11)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly
Certificate Insurer Reimbursement Amount / Certificate Insurer	Certificate Insurer Reimbursement Amount (12)	Reimbursement of Expenses	Interest Funds and the Principal Distribution Amount (8)	Monthly

__________
(1)
If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3)
The Servicing Fee Rate for each Home Equity Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Home Equity Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of the Home Equity Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Home Equity Loans.”

(4)	Prepayment Interest Excess is described above in the prospectus supplement under “Servicing of the Home Equity Loans — Servicing Compensation and Payment of Expenses.”

(5)	Excess Proceeds is described above in this free writing prospectus under “— Glossary of Terms — General Definitions.”

(6)	The Trustee Fee Rate will equal 0.009% per annum.

(7)
The Certificate Insurance Premium Rate will equal 0.130% per annum. The Certificate Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(8)
The order and priority in which the Certificate Insurer is paid these amounts from Interest Funds and the Principal Distribution Amount is set forth under “— Distributions — Distributions of Interest” and “— Distributions — Distributions of Principal” in this free writing prospectus.

(9)
The Credit Insurance Premium Rate will range from 0.690% to 2.820% per annum. The Credit Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(10)
Reimbursement of Servicing Advances for a Home Equity Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, Charged-off Loan Proceeds, purchase proceeds or repurchase proceeds for that Home Equity Loan.

(11)	Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses.

(12)	The Certificate Insurer Reimbursement Amount is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

Distributions

General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more or who holds a Notional Amount Certificate and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing Certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.

All calculations of interest on the Adjustable Rate Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period. All calculations of interest on the Fixed Rate Certificates will be made on the basis of a 360-day year assumed to consist of twelve 30-day months.

The Pass-Through Rate for the Adjustable Rate Certificates is a variable rate that may change from Distribution Date to Distribution Date. The Pass-Through Rate on each class of Fixed Rate Certificates will be fixed for the lives of those certificates. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing certificates will be subject to the Net Rate Cap. Any shortfall resulting from the application of the Net Rate Cap (also referred to as Net Rate Carryover) will not be covered by the Certificate Insurance Policy. See the related definitions in “— Glossary of Terms — Definitions related to Interest Calculations and Distributions” for a more detailed understanding as to how the Net Rate Cap is calculated and applied to the Pass-Through Rate.

If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the Net Rate Cap, the holders of the applicable class of Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions”, and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract in the case of the Class A-1-A Certificates.

On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order of priority, until those Interest Funds have been fully distributed:

(1) to the Certificate Insurer, the Certificate Insurance Premium for the Distribution Date,

(2) concurrently, to each class of Class A Certificates, the Current Interest for each such class, pro rata based on their respective entitlements,

(3) to the Certificate Insurer, the Certificate Insurer Reimbursement Amount,

(4)  concurrently, to each class of Class A Certificates, the Interest Carry Forward Amount for each such class, pro rata based on their respective entitlements, and

(5) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1-A Certificates, to the extent needed to pay any related Net Rate Carryover.

Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the holders of the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1-A Certificates until the Corridor Contract Termination Date. See“— Carryover Reserve Fund” below.

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount is required to be distributed until the Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) in the following order:

(1)  to the Certificate Insurer, any Certificate Insurance Premium for the Distribution Date remaining unpaid after application of Interest Funds,

(2) to the Class A Certificates, in an amount up to the Class A Principal Distribution Amount, sequentially:

(i) the NAS Principal Distribution Amount to the Class A-6 Certificates, until the Certificate Principal Balance thereof is reduced to zero, and

(ii) concurrently, to the Class A-1-A and Class A-1-B Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero, and

(iii) sequentially, to the Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in that order, in each case until the Certificate Principal Balance thereof is reduced to zero,

(3)  to the Certificate Insurer, any Certificate Insurer Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, and

(4)  any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Charged-off Loan Proceeds. On each Distribution Date, the Charged-off Loan Proceeds received during the related Due Period, if any, will be distributed sequentially in the following order (after application of Excess Cashflow on such Distribution Date):

(1) to the Certificate Insurer, any Certificate Insurance Reimbursement Amount for such Distribution Date remaining unpaid after application of Interest Funds, Excess Cashflow and the Principal Distribution Amount on such Distribution Date,

(2) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Overcollateralization Deficiency Amount remaining unpaid after taking into account all distributions on that Distribution Date other than the distribution of Charged-off Loan Proceeds and the payments under the Certificate Insurance Policy, payable to each such class in the order of priority set forth in clause (2) under “— Distributions of Principal” above,

(3) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in an amount equal to the Unpaid Realized Loss Amount for each such class (after taking into account all distributions on that Distribution Date other than distribution of Charged-off Loan Proceeds and payments under the Certificate Insurance Policy), provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (3) will instead be paid to the Certificate Insurer; and

(4) to the Class E-P Certificates, any remaining Charged-off Loan Proceeds.

Certificate Insurance Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A Certificates, any Insured Payments received from the Certificate Insurer with respect to the Distribution Date (and any amounts from the Premium Account in lieu thereof). Insured Payments in respect of interest payable on the Class A Certificates shall be paid to the Class A Certificates concurrently based on their respective interest entitlements, and any Insured Payments in respect of principal payable on the Class A Certificates shall be paid to the Class A Certificates as part of the Class A Principal Distribution Amount in the amount and order of priority set forth in clause (2) under “—Distributions of Principal” above, in each case until the Certificate Principal Balance thereof is reduced to zero.

Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Offered Certificates and payments to the Certificate Insurer (each as described above) and the Class E-P, Class C and Class P Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Premium Account

On any Distribution Date on which there are any amounts on deposit in the Premium Account after taking into account any deposit to the Premium Account on such Distribution Date and all other distributions on such Distribution Date, but prior to any draw on the Certificate Insurance Policy, the Trustee will apply the amounts on deposit in the Premium Account in the following amounts and order of priority:

(1) concurrently to each class of Class A Certificates, the unpaid Current Interest for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(2) concurrently to each Class of Class A Certificates, the unpaid Interest Carry Forward Amount for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(3) concurrently, to each class of Class A Certificates, as a distribution of principal, in an amount up to the Applied Realized Loss Amount allocable to such class on such Distribution Date, pro rata, based on the amount of Applied Realized Loss Amounts allocable to each such class on such Distribution Date;

(4) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for such classes, in each case in an amount up to the Unpaid Realized Loss Amount for such class; provided, however that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy, then any related amounts otherwise payable to the Class A Certificates pursuant to this paragraph shall instead be paid to the Certificate Insurer;

(5) on the Final Scheduled Distribution Date, concurrently, to each class of Class A Certificates with an outstanding Certificate Principal Balance, pro rata; and

(6) to the Certificate Insurer, the amount of any Certificate Insurance Reimbursement Amount remaining unpaid.

All funds in the Premium Account will be invested in Permitted Investments at the direction of the Master Servicer. Any net investment earnings in respect of such Permitted Investments will be deposited in the Premium Account, and any losses incurred in respect of such Permitted Investments will be charged against amounts on deposit in the Premium Account (or the investments) immediately as realized. Neither the Trustee nor the Master Servicer will be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Premium Account and made in accordance with the Pooling and Servicing Agreement.

Overcollateralization Provisions

On the Closing Date, it is expected that the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount will approximately equal the initial aggregate Certificate Principal Balance of the Class A Certificates. However, the weighted average Adjusted Net Mortgage Rate for the Home Equity Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Certificates. As a result, interest collections on the Home Equity Loans are expected to be generated in excess of the amount of interest payable to the holders of the Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Home Equity Loans (net of the Trustee Fee, Master Servicing Fee, and, if applicable, Credit Insurance Premium) in excess of the amount that is needed to pay interest on the Certificates and the issuing entity’s expenses (including any premiums that may be payable to the Certificate Insurer) will be used to reduce the total Certificate Principal Balance of the Certificates, until the target level of overcollateralization has been achieved or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Unpaid Realized Loss Amounts and Net Rate Carryover in the amount and the priority described below.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amounts remaining as set forth in clause (5) in “—Distributions — Distributions of Interest” and clause (4) in “— Distributions — Distributions of Principal” for the Distribution Date and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of Certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

(1) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Class A Principal Distribution Amount as described under “—Distributions—Distributions of Principal” above,

(2) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the Unpaid Realized Loss Amount for each such class, provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (2) will instead be paid to the Certificate Insurer,

(3) to each class of Class A Certificates (in the case of the Class A-1-A Certificates after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover), pro rata based on the Certificate Principal Balances thereof, to the extent needed to pay any Net Rate Carryover for each such class; provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of Class A Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover,

(4) to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date without regard to any amounts allocated to the issuing entity in respect of the Corridor Contract not required to cover Net Rate Carryover on the Class A-1-A Certificates on that Distribution Date), and

(5)  to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

Sponsor Loss Coverage Obligation

Pursuant to its corporate guaranty (referred to as the “Loss Coverage Obligation”), Countrywide Home Loans, Inc. (the “Sponsor”) will provide coverage against Realized Losses to the extent of claims that are partially or fully denied payment by the Credit Insurance Provider due to certain exclusions from coverage in the Credit Insurance Policy. Each payment required to be made by the Sponsor under the Loss Coverage Obligation is referred to as a “Loss Coverage Payment.” The Loss Coverage Obligation will only cover Home Equity Loans that are covered by the Credit Insurance Policy. A claim for Realized Losses on a Home Equity Loan covered by the Credit Insurance Policy that is denied payment by the Credit Insurance Provider for any reason other than it is not one of the insured perils covered by the Credit Insurance Policy will be payable by the Sponsor. Until the amount of the Loss Coverage Obligation has been reduced to zero, on any Distribution Date the Sponsor will pay an amount equal to the amount of the denied claims to the extent covered by the Loss Coverage Obligation. The amount of the Loss Coverage Obligation will initially equal 1.00% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and will be reduced by the aggregate amount of any Loss Coverage Payments made by the Sponsor. Upon receipt of a Loss Coverage Payment with respect to a Covered Loan by the Sponsor, such Covered Loan, including all rights of recovery under the Covered Loan, will be assigned to the Sponsor (to the extent it has not already been assigned to the Credit Insurer pursuant to the terms of the Credit Insurance Policy).

Repurchases or substitutions resulting from any breach of a home equity loan representation or warranty will fall under the Sponsor’s separate repurchase or substitution obligations and will not be considered in connection with or counted as partial credit toward the Sponsor’s Loss Coverage Obligation.

The Loss Coverage Obligation will be an unsecured general obligation of the Sponsor and will not be supported by any letter of credit or other credit enhancement arrangement. The long-term debt obligations of the Sponsor are currently rated “A” by S&P, “A” by Fitch Ratings, Inc. and “A3” by Moody’s.

The Corridor Contract

Countrywide Home Loans has entered into an interest rate corridor transaction with Swiss Re Financial Products Corporation (the “Corridor Contract Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty (the “Corridor Contract”), for the benefit of the Class A-1-A Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a “Corridor Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the “Corridor Contract Administrator”), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the “Corridor Contract Administration Agreement”) pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below.

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1-A Certificates as described above under “—Distributions—Distributions of Funds from the Corridor Contract.” Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1-A Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover, any remaining amounts will be distributed as described above under “—Distributions—Distributions of Funds from the Corridor Contract” and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under “—Distributions —Distributions of Funds from the Corridor Contract.”

With respect to the Corridor Contract and any Distribution Date beginning with the Distribution Date in March 2007 to and including the Distribution Date in January 2009, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

(ii) the Corridor Contract Notional Balance for that Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

•
first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1-A Certificates immediately prior to the Distribution Date, referred to as a “Net Corridor Contract Payment,” and

•	second, to Countrywide Home Loans, any remainder, referred to as an “Excess Corridor Contract Payment.”

Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the “Corridor Contract Termination Date” for the Corridor Contract.

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
March 2007	$531,454,000	8.92032	9.00
April 2007	$516,974,827	7.17826	9.00
May 2007	$501,264,276	7.42014	9.00
June 2007	$483,866,742	7.17814	9.00
July 2007	$464,821,299	7.42002	9.00
August 2007	$444,174,540	7.17801	9.00
September 2007	$421,980,470	7.17794	9.00
October 2007	$398,300,344	7.41978	9.00
November 2007	$373,202,456	7.17777	9.00
December 2007	$346,761,865	7.41959	9.00
January 2008	$319,060,102	7.17757	9.00
February 2008	$290,188,925	7.17747	9.00
March 2008	$261,232,347	7.67844	9.00
April 2008	$233,028,314	7.17834	9.00
May 2008	$205,575,840	7.42074	9.00
June 2008	$178,854,030	7.17923	9.00
July 2008	$152,842,561	7.42166	9.00
August 2008	$127,521,665	7.18013	9.00
September 2008	$102,872,114	7.18058	9.00
October 2008	$78,875,208	7.42307	9.00
November 2008	$56,608,846	7.18150	9.00
December 2008	$35,014,039	7.42403	9.00
January 2009	$14,019,351	7.18243	9.00

The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld and which approval is not needed if such assignment is to a subsidiary of the Corridor Contract Counterparty, provided the Depositor is given notice and any rating agency, if applicable.

If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1-A Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1-A Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1-A Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

Swiss Re Financial Products Corporation (“SRFP”) is a Delaware corporation incorporated on May 23, 1995. In the course of conducting its business, SRFP trades in over-the-counter derivative products and structures and advises on a variety of financial transactions that transfer insurance, market or credit risk to or from capital markets. SRFP’s headquarters are located at 55 East 52nd Street, New York, New York 10055. SRFP currently has a long-term counterparty credit rating of “AA-” and a short-term debt rating of “A-1+” from Standard & Poor’s.

SRFP is an indirect, wholly owned subsidiary of Swiss Reinsurance Company (“Swiss Re”), a Swiss corporation. The obligations of SRFP under the Corridor Contract are fully and unconditionally guaranteed under a guaranty by Swiss Re. Swiss Re was founded in Zurich, Switzerland, in 1863 and since then has become one of the world’s leading reinsurers. Swiss Re and its reinsurance subsidiaries have over 70 offices in more than 30 countries. Swiss Re’s headquarters are located at Mythenquai 50/60, CH-8022, Zurich, Switzerland. On June 12, 2006, Swiss Re announced that it completed its acquisition of GE Insurance Solutions (excluding its US life and health business) from General Electric.

Swiss Re currently has (i) from Standard & Poor’s: long-term counterparty credit, financial strength and senior unsecured debt ratings of “AA-” and a short-term counterparty credit rating of “A-1+,” (ii) from Moody’s: insurance financial strength and senior debt ratings of “Aa2” (negative outlook), and a short-term rating of “P-1” and (iii) from Fitch: insurer financial strength rating (Fitch initiated) and long-term issuer rating (Fitch initiated) of “AA-”.

Various regulatory authorities, including the U.S. Securities and Exchange Commission and State Attorneys General in the United States, including the New York State Attorney General’s office, State Insurance Departments in the United States and the U.K. Financial Services Authority, as well as law enforcement agencies, are conducting investigations on various aspects of the insurance industry, including the use of non-traditional, or loss mitigation insurance, products. Swiss Re is among the companies that have received subpoenas to produce documents relating to "non-traditional" products as part of these investigations. Swiss Re has announced that it is cooperating fully with all requests for documents addressed to Swiss Re. It is unclear at this point what the ultimate scope of the investigations will be, in terms of the products, parties or practices under review, particularly given the potentially broad range of products that could be characterized as "non-traditional." It is therefore also unclear what the direct or indirect consequences of such investigations will be, and Swiss Re is not currently in a position to give any assurances as to the consequences for it or the insurance and reinsurance industries of the foregoing investigations or related developments. Any of the foregoing could adversely affect its business, results of operations and financial condition.

The information contained in the preceding four paragraphs has been provided by SRFP and Swiss Re for use in this free writing prospectus. Neither SRFP nor Swiss Re undertakes any obligation to update such information. SRFP and Swiss Re have not been involved in the preparation of, and do not accept responsibility for, this free writing prospectus as a whole or the accompanying prospectus.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1-A Certificates. The “significance estimate” of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Corridor Contract Counterparty or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under any Corridor Contract or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

The Corridor Contract, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Adjustable Rate Certificates (each such date, an “Interest Determination Date”), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the Adjustable Rate Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

The Pooling and Servicing Agreement will require the Trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1-A Certificates to pay any Net Rate Carryover on the Class A-1-A Certificates as described under “— Distributions — Distributions of Funds from the Corridor Contract” above.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “— Overcollateralization Provisions” above, the Trustee will deposit in the Carryover Reserve Fund (1) the amount needed to pay any Net Rate Carryover as described under “— Overcollateralization Provisions” above and (2) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the “Required Carryover Reserve Fund Deposit”).

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions of Available Funds as described above, the aggregate Certificate Principal Balance of the Class A Certificates exceeds the sum of the aggregate Stated Principal Balance of the Home Equity Loans and the amount on deposit in the Pre-Funding Account, the amount of the excess will be applied to reduce the Certificate Principal Balances of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an “Applied Realized Loss Amount.” The Certificate Insurer is obligated to make Insured Payments (or payments in lieu thereof from the Premium Account) in respect of Applied Realized Loss Amounts on the Class A Certificates as they occur.

If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of “Certificate Principal Balance” described in this free writing prospectus under “— Glossary of Terms — General Definitions.”; provided, however, that to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy.

Certificate Insurance Policy

On the Closing Date, MBIA Insurance Corporation (the “Certificate Insurer”) will issue a certificate guaranty insurance policy (the “Certificate Insurance Policy”) in favor of the Trustee on behalf of the Class A certificateholders. The following summary of the provisions of the Certificate Insurance Policy does not purport to be complete and is qualified in its entirety by reference to the Certificate Insurance Policy. The Certificate Insurance Policy will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the Closing Date.

The Certificate Insurer does not accept any responsibility for the accuracy or completeness of this free writing prospectus or any information or disclosure contained in or omitted from this free writing prospectus, other than with respect to the accuracy of the information regarding the Certificate Insurance Policy and the Certificate Insurer set forth under the headings “Description of the Certificates—Certificate Insurance Policy” in this free writing prospectus, except for the initial paragraph immediately above. Additionally, the Certificate Insurer makes no representation regarding the Class A Certificates or the advisability of investing in the Class A Certificates.

The Certificate Insurer, in consideration of the payment of a premium and subject to the terms of the Certificate Insurance Policy, thereby unconditionally and irrevocably guarantees to any Class A Certificateholder that an amount equal to each full and complete Insured Payment will be received from the Certificate Insurer by the Trustee, or its successors, as trustee for the Class A Certificateholders, on behalf of the Class A Certificateholders, for distribution by the Trustee to each Class A Certificateholder of that Certificateholder’s proportionate share of the Insured Payment.

The Certificate Insurer’s obligations under the Certificate Insurance Policy, with respect to a particular Insured Payment, will be discharged to the extent funds equal to the applicable Insured Payment are received by the Trustee, whether or not those funds are properly applied by the Trustee. Insured Payments will be made only at the time set forth in the Certificate Insurance Policy, and no accelerated Insured Payments will be made regardless of any acceleration of the Class A Certificates, unless the acceleration is at the sole option of the Certificate Insurer.

Notwithstanding the foregoing paragraph, the Certificate Insurance Policy does not cover shortfalls, if any, attributable to the liability of the issuing entity, any REMIC or the Trustee for withholding taxes, if any (including interest and penalties in respect of any liability for withholding taxes).

The Certificate Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following receipt on a Business Day by the Certificate Insurer’s fiscal agent of the following:

•	a certified copy of the order requiring the return of a preference payment;

•	an opinion of counsel satisfactory to the Insurer that the order is final and not subject to appeal;

•
an assignment in a form that is reasonably required by the Certificate Insurer, irrevocably assigning to the Certificate Insurer all rights and claims of the Class A Certificateholder relating to or arising under the Class A Certificates against the debtor which made the preference payment or otherwise with respect to the preference payment; and

•
appropriate instruments to effect the appointment of the Certificate Insurer as agent for the Class A Certificateholder in any legal proceeding related to the preference payment, which instruments are in a form satisfactory to the Certificate Insurer;

provided that if these documents are received after 12:00 p.m., New York City time, on that Business Day, they will be deemed to be received on the following Business Day. Payments by the Certificate Insurer will be disbursed to the receiver or the trustee in bankruptcy named in the final order of the court exercising jurisdiction on behalf of the Class A Certificateholder and not to any Class A Certificateholder directly unless such Class A Certificateholder has returned principal or interest paid on the Class A Certificates to the receiver or trustee in bankruptcy, in which case that payment will be disbursed to such Class A Certificateholder.

The Certificate Insurer will pay any other amount payable under the Certificate Insurance Policy no later than 12:00 p.m., New York City time, on the later of the Distribution Date on which the related Deficiency Amount is due or the third Business Day following receipt in New York, New York on a Business Day by U.S. Bank Trust National Association, as fiscal agent for the Certificate Insurer, or any successor fiscal agent appointed by the Certificate Insurer of a notice from the Trustee specifying the Insured Payment which is due and owing on the applicable Distribution Date, provided that if the notice is received after 12:00 p.m., New York City time, on that Business Day, it will be deemed to be received on the following Business Day. If any notice received by the Certificate Insurer’s fiscal agent is not in proper form or is otherwise insufficient for the purpose of making a claim under the Certificate Insurance Policy, it will be deemed not to have been received by the Certificate Insurer’s fiscal agent for the purposes of this paragraph, and the Certificate Insurer or the fiscal agent, as the case may be, will promptly so advise the Trustee and the Trustee may submit an amended notice.

Insured Payments due under the Certificate Insurance Policy, unless otherwise stated therein, will be disbursed by the Certificate Insurer’s fiscal agent to the Trustee on behalf of the Class A Certificateholders by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of the Insured Payment and legally available therefore.

The fiscal agent is the agent of the Certificate Insurer only and the fiscal agent will in no event be liable to Class A Certificateholders for any acts of the fiscal agent or any failure of the Certificate Insurer to deposit, or cause to be deposited, sufficient funds to make payments due under the Certificate Insurance Policy.

Subject to the terms of the Pooling and Servicing Agreement, the Certificate Insurer shall be subrogated to the rights of each Class A Certificateholder to receive payments under the Class A Certificates to the extent of any payment by the Certificate Insurer under the Certificate Insurance Policy.

As used in the Certificate Insurance Policy, the following terms shall have the following meanings:

“Class A Available Funds” means, with respect to any Distribution Date, funds allocated from amounts available pursuant to the Pooling and Servicing Agreement to make distributions on the Class A Certificates on such Distribution Date, including without limitation amounts on deposit in the Distribution Account and the Premium Account.

“Deficiency Amount” means, with respect to any Distribution Date, the excess, if any, of Required Distributions for such Distribution Date over Class A Available Funds.

“Insured Payment” means (i) as of any Distribution Date, any Deficiency Amount and (ii) any Preference Amount.

“Preference Amount” means any amount previously distributed to a Class A Certificateholder on the Class A Certificates that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Required Distributions” means, (a) with respect to any Distribution Date, the sum of (i) the amount of interest that has accrued on the Class A Certificates at the applicable Pass-Through Rate during the applicable Accrual Period with respect to the Class A Certificates, net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Servicemembers Civil Relief Act, or similar state or local laws and (ii) if such Distribution Date is not the Final Scheduled Distribution Date, the amount of any Applied Realized Loss Amounts, if any, allocated to the Class A Certificates and (b) on the Final Scheduled Distribution Date, the aggregate Certificate Principal Balance of the Class A Certificates (after giving effect to all distributions to be made on such Distribution Date). Required Distributions do not include any Net Rate Carryover.

Capitalized terms used in the Certificate Insurance Policy and not otherwise defined in the Certificate Insurance Policy shall have the meanings set forth in the Pooling and Servicing Agreement as of the date of execution of the Certificate Insurance Policy, without giving effect to any subsequent amendment or modification to the Pooling and Servicing Agreement unless such amendment or modification has been approved in writing by the Certificate Insurer.

The Certificate Insurance Policy is being issued under and pursuant to, and will be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by the Certificate Insurance Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

The Certificate Insurance Policy is not cancelable for any reason. The premium on the Certificate Insurance Policy is not refundable for any reason including payment, or provision being made for payment, prior to the maturity of the Class A Certificates.

ANNEX A

THE STATISTICAL CALCULATION POOL

Loan Programs

Loan Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
10 Year Term	580	$17,372,818	1.40%	29,953	7.943	119.78	717	76.2
15 Year Term	5,557	227,797,520	18.34	40,993	8.178	179.62	708	83.9
20 Year Term	134	7,051,712	0.57	52,625	9.610	238.84	684	86.5
25 Year Term	12	634,500	0.05	52,875	10.714	297.84	662	88.9
30 Year Term	1,680	103,975,087	8.37	61,890	8.515	358.66	707	89.4
10 Year Term - 10 Year Interest Only Period	249	15,122,650	1.22	60,734	8.905	119.59	717	93.4
15 Year Term - 10 Year Interest Only Period	1	49,000	(1)	49,000	8.925	179.00	739	100.0
15 Year Term - 15 Year Interest Only Period	929	62,505,105	5.03	67,282	8.657	179.60	717	93.3
25 Year Term - 10 Year Interest Only Period	2,751	180,268,017	14.51	65,528	8.694	299.56	714	90.5
25 Year Term - 15 Year Interest Only Period	1	26,165	(1)	26,165	11.625	299.00	667	89.4
30 Year Term - 10 Year Interest Only Period	19	1,067,555	0.09	56,187	11.084	358.83	720	95.5
30/5 Fixed Balloon	1	48,726	(1)	48,726	8.000	58.00	723	99.7
30/10 Fixed Balloon	2	181,677	0.01	90,839	7.900	118.00	707	90.0
30/15 Fixed Balloon	12,261	625,898,501	50.39	51,048	8.821	179.44	709	92.0
Total	24,177	$1,241,999,033	100.00%
___________
(1)	Less than 0.01%

Original Terms to Stated Maturity(1)

Original Term to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
60	1	$48,726	(2)	48,726	8.000	58.00	723	99.7
120	831	32,677,145	2.63%	39,323	8.388	119.68	717	84.2
180	18,748	916,250,126	73.77	48,872	8.650	179.49	709	90.1
240	134	7,051,712	0.57	52,625	9.610	238.84	684	86.5
300	2,764	180,928,682	14.57	65,459	8.702	299.56	714	90.5
360	1,699	105,042,642	8.46	61,826	8.541	358.66	707	89.4
Total	24,177	$1,241,999,033	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average original term to stated maturity of the Statistical Mortgage Loans was approximately 211 months.
(2)	Less than 0.01%.

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0.01 - 25,000.00	5,164	$95,326,489	7.68%	18,460	8.823	190.84	708	87.7
25,000.01 - 50,000.00	9,765	359,780,752	28.97	36,844	8.654	201.90	708	89.8
50,000.01 - 75,000.00	5,015	307,500,468	24.76	61,316	8.582	211.65	709	90.1
75,000.01 - 100,000.00	2,377	207,799,286	16.73	87,421	8.585	215.39	709	90.5
100,000.01 - 150,000.00	1,294	157,812,039	12.71	121,957	8.781	221.42	713	91.9
150,000.01 - 200,000.00	382	66,776,449	5.38	174,807	8.727	233.80	711	89.4
200,000.01 - 250,000.00	119	27,384,197	2.20	230,119	8.297	233.38	716	87.6
250,000.01 - 300,000.00	33	9,267,551	0.75	280,835	8.227	220.01	727	79.8
300,000.01 - 350,000.00	15	4,875,187	0.39	325,012	8.223	220.89	724	85.8
350,000.01 - 400,000.00	7	2,672,981	0.22	381,854	9.076	195.14	735	88.4
400,000.01 - 450,000.00	3	1,331,000	0.11	443,667	9.960	220.57	709	90.3
450,000.01 - 500,000.00	2	922,635	0.07	461,318	7.448	237.66	759	92.5
500,000.01 - 550,000.00……..	1	550,000	0.04	550,000	8.875	300.00	699	85.1
Total	24,177	$1,241,999,033	100.00%
___________
(1)	As of the Statistical Calculation Date, the average current mortgage loan principal balance of the Statistical Mortgage Loans was approximately $51,371.

State Distribution of Mortgaged Properties(1)

State	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Alabama	492	$18,278,569	1.47%	37,152	8.407	198.55	708	92.0
Alaska	66	3,386,776	0.27	51,315	8.656	203.19	722	88.8
Arizona	1,120	57,437,188	4.62	51,283	8.524	209.91	712	89.8
Arkansas	5	167,672	0.01	33,534	9.172	308.58	673	96.7
California	4,850	357,126,689	28.75	73,634	8.438	230.07	715	87.6
Colorado	734	34,603,677	2.79	47,144	8.794	200.86	714	93.0
Connecticut	214	11,310,572	0.91	52,853	8.641	208.15	704	90.7
Delaware	71	3,362,847	0.27	47,364	8.366	205.14	696	87.7
District of Columbia	36	2,502,795	0.20	69,522	9.251	213.00	705	93.7
Florida	1,683	82,567,319	6.65	49,060	8.697	206.26	709	88.2
Georgia	719	29,175,001	2.35	40,577	9.063	211.80	699	94.4
Hawaii	185	14,258,640	1.15	77,074	8.556	216.70	726	85.0
Idaho	257	10,969,684	0.88	42,684	8.550	200.79	712	88.2
Illinois	618	28,667,719	2.31	46,388	9.035	194.89	705	92.7
Indiana	423	14,372,066	1.16	33,977	8.853	194.03	705	93.8
Iowa	97	3,227,417	0.26	33,272	8.804	187.30	708	90.1
Kansas	142	5,219,315	0.42	36,756	8.956	208.23	704	95.6
Kentucky	283	10,165,707	0.82	35,921	8.382	198.60	706	93.1
Louisiana	128	5,012,970	0.40	39,164	8.590	190.21	700	89.1
Maine	69	2,571,804	0.21	37,273	8.554	199.43	702	87.8
Maryland	499	30,974,316	2.49	62,073	8.969	205.92	698	90.5
Massachusetts	423	23,784,620	1.92	56,228	8.550	210.08	705	89.5
Michigan	990	34,234,252	2.76	34,580	8.642	190.80	711	92.9
Minnesota	411	19,627,515	1.58	47,756	8.741	197.91	709	91.5
Mississippi	89	2,847,696	0.23	31,997	8.650	195.97	695	92.2
Missouri	453	15,963,907	1.29	35,240	8.357	197.78	704	92.7
Montana	113	4,673,894	0.38	41,362	8.574	190.25	715	86.8
Nebraska	58	2,143,892	0.17	36,964	8.344	214.41	713	91.7
Nevada	792	43,178,688	3.48	54,519	8.706	211.94	718	91.7
New Hampshire	101	5,156,538	0.42	51,055	8.130	197.13	697	90.7
New Jersey	576	31,841,945	2.56	55,281	8.929	193.11	699	87.7
New Mexico	145	6,682,972	0.54	46,089	9.173	210.17	701	86.9
New York	565	36,299,545	2.92	64,247	8.917	208.27	705	88.6
North Carolina	531	21,058,770	1.70	39,659	9.046	206.06	707	92.0
North Dakota	18	590,245	0.05	32,791	8.741	205.52	708	94.3
Ohio	707	24,353,474	1.96	34,446	8.434	188.37	708	93.1
Oklahoma	162	5,382,619	0.43	33,226	8.797	208.84	702	92.9
Oregon	517	25,889,757	2.08	50,077	8.365	206.04	705	88.7
Pennsylvania	586	26,231,208	2.11	44,763	8.785	203.03	707	90.2
Rhode Island	50	2,609,669	0.21	52,193	8.534	184.63	711	87.4
South Carolina	195	7,817,817	0.63	40,091	9.127	241.28	699	90.3
South Dakota	25	929,944	0.07	37,198	8.571	186.97	698	93.5
Tennessee	487	17,080,091	1.38	35,072	8.354	195.67	709	93.6
Texas	1,110	37,111,890	2.99	33,434	8.880	200.40	713	96.1
Utah	534	24,239,777	1.95	45,393	8.757	198.16	712	91.4
Vermont	15	588,305	0.05	39,220	9.879	221.96	690	90.1
Virginia	609	36,050,694	2.90	59,197	8.774	206.64	702	90.2
Washington	720	38,579,100	3.11	53,582	9.076	204.92	701	89.9
West Virginia	51	2,202,423	0.18	43,185	9.077	206.44	707	93.1
Wisconsin	405	17,113,327	1.38	42,255	8.336	187.47	712	90.8
Wyoming	48	2,375,714	0.19	49,494	8.411	217.78	713	88.6
Total	24,177	$1,241,999,033	100.00%
_________
(1)	As of the Statistical Calculation Date, no more than approximately 0.26% of the Statistical Mortgage Loans was secured by mortgaged properties located in any one postal zip code area.

Original Combined Loan-to-Value Ratios(1)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
50.00 or Less	582	$26,271,696	2.12%	45,140	7.428	203.13	726	39.5
50.01 - 55.00	226	12,454,283	1.00	55,107	7.537	212.62	715	52.6
55.01 - 60.00	282	14,353,481	1.16	50,899	7.374	212.49	724	57.7
60.01 - 65.00	344	19,057,448	1.53	55,400	7.553	217.31	716	62.6
65.01 - 70.00	445	25,424,114	2.05	57,133	7.728	208.32	709	67.9
70.01 - 75.00	568	31,981,936	2.58	56,306	7.801	212.25	710	72.6
75.01 - 80.00	1,011	57,861,231	4.66	57,232	8.118	210.09	706	78.1
80.01 - 85.00	1,455	65,548,169	5.28	45,050	8.198	210.79	707	83.0
85.01 - 90.00	5,843	264,036,116	21.26	45,188	8.699	211.36	708	89.0
90.01 - 95.00	6,166	310,840,361	25.03	50,412	8.684	209.67	701	94.1
95.01 - 100.00	7,255	414,170,199	33.35	57,088	9.057	211.79	717	99.5
Total	24,177	$1,241,999,033	100.00%
_________
(1)	As of the Statistical Calculation Date, the weighted average original Combined Loan-to-Value Ratio of the Statistical Mortgage Loans was approximately 89.93%.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
4.501 - 5.000	2	$140,993	0.01%	70,496	4.947	278.47	794	71.1
5.001 - 5.500	2	407,888	0.03	203,944	5.347	179.39	720	80.8
5.501 - 6.000	303	23,174,315	1.87	76,483	5.994	270.20	732	74.1
6.001 - 6.500	515	33,676,034	2.71	65,390	6.404	233.95	732	78.4
6.501 - 7.000	1,510	82,567,008	6.65	54,680	6.870	203.51	728	80.6
7.001 - 7.500	2,723	141,760,420	11.41	52,060	7.375	204.50	720	86.0
7.501 - 8.000	3,875	198,790,391	16.01	51,301	7.819	208.02	717	89.1
8.001 - 8.500	3,457	169,030,495	13.61	48,895	8.345	209.13	711	91.5
8.501 - 9.000	3,811	188,353,496	15.17	49,424	8.819	208.52	706	92.4
9.001 - 9.500	2,379	119,247,837	9.60	50,125	9.328	212.43	701	93.4
9.501 - 10.000	2,176	108,296,937	8.72	49,769	9.810	209.83	700	93.6
10.001 - 10.500	1,186	57,171,286	4.60	48,205	10.333	211.46	697	93.7
10.501 - 11.000	931	48,674,418	3.92	52,282	10.808	208.97	692	94.1
11.001 - 11.500	411	22,469,120	1.81	54,669	11.331	218.09	689	93.3
11.501 - 12.000	585	29,926,589	2.41	51,157	11.880	209.51	690	93.6
12.001 - 12.500	110	6,862,430	0.55	62,386	12.319	235.46	678	94.9
12.501 - 13.000	67	4,340,064	0.35	64,777	12.777	260.26	678	95.3
13.001 - 13.500	39	1,972,315	0.16	50,572	13.350	243.60	686	98.5
13.501 - 14.000	35	1,761,840	0.14	50,338	13.806	231.63	682	96.7
Greater than 14.000	60	3,375,156	0.27	56,253	14.967	233.08	673	98.8
Total	24,177	$1,241,999,033	100.00%
__________
(1)
The current mortgage rates listed in the preceding table include premiums related to the Credit Insurance Policy. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans was approximately 8.647% per annum. As of the Statistical Calculation Date, the weighted average current mortgage rate of the Statistical Mortgage Loans net of the premium charged in connection with the Credit Insurance Policy, the Master Servicing Fees and the Trustee Fee was approximately 7.630% per annum.

Types of Mortgaged Properties

Property Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Single Family Residence	16,503	$839,183,081	67.57%	50,850	8.573	209.99	707	88.9
Planned Unit Development	4,794	260,668,840	20.99	54,374	8.722	212.10	712	92.2
Low-rise Condominium	2,054	95,917,786	7.72	46,698	8.733	215.61	719	91.8
2 Family Home	437	24,776,408	1.99	56,697	9.414	210.11	719	92.1
High-rise Condominium	214	12,027,976	0.97	56,205	8.924	216.73	725	94.1
4 Family Home	99	5,055,312	0.41	51,064	10.287	200.88	723	87.3
3 Family Home	65	3,909,441	0.31	60,145	9.431	206.54	715	87.9
Hotel Condominium	11	460,189	0.04	41,835	9.216	229.88	714	98.8
Total	24,177	$1,241,999,033	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	13,452	$699,674,605	56.33%	52,013	8.406	208.96	702	86.3
Purchase	8,208	411,611,036	33.14	50,148	9.084	213.74	723	96.5
Refinance (rate/term)	2,517	130,713,392	10.52	51,932	8.557	212.30	710	88.7
Total	24,177	$1,241,999,033	100.00%

Occupancy Types(1)

Occupancy Type	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Primary Residence	22,663	$1,183,105,929	95.26%	52,204	8.597	210.89	709	90.0
Investment Property	889	31,146,912	2.51	35,036	10.142	207.81	720	86.5
Secondary Residence	625	27,746,192	2.23	44,394	9.087	214.41	728	89.0
Total	24,177	$1,241,999,033	100.00%
___________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Range of Remaining Terms to Maturity (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
1 - 120	833	$32,733,419	2.64%	39,296	8.388	119.57	717	84.3
121 - 180	18,748	916,250,126	73.77	48,872	8.650	179.49	709	90.1
181 - 300	2,900	188,114,044	15.15	64,867	8.737	297.23	713	90.3
301 - 360	1,696	104,901,445	8.45	61,852	8.538	358.86	707	89.5
Total	24,177	$1,241,999,033	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average remaining term to maturity of the Statistical Mortgage Loans was approximately 211 months.

Documentation Programs

Documentation Program	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Reduced	6,547	$388,848,916	31.31%	59,393	9.353	213.59	717	92.0
Streamlined	6,849	328,428,728	26.44	47,953	7.990	197.07	710	85.0
Full	4,738	255,590,505	20.58	53,945	8.576	231.94	694	91.6
Super-Streamlined	3,131	132,852,225	10.70	42,431	8.276	198.30	731	89.2
Alternative	2,724	126,427,840	10.18	46,413	8.577	207.47	693	93.8
Stated Income/Stated Asset	188	9,850,819	0.79	52,398	10.382	233.13	709	92.1
Total	24,177	$1,241,999,033	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Greater than 820	4	$199,569	0.02%	49,892	7.840	179.28	821	97.5
801 - 820	408	16,518,970	1.33	40,488	8.145	198.10	807	87.1
781 - 800	1,137	55,187,292	4.44	48,538	8.114	212.92	789	87.3
761 - 780	2,054	104,132,356	8.38	50,697	8.268	209.84	770	88.4
741 - 760	2,723	141,574,537	11.40	51,992	8.273	211.65	750	89.1
721 - 740	3,071	169,205,573	13.62	55,098	8.416	211.93	730	90.8
701 - 720	4,080	229,406,403	18.47	56,227	8.511	212.77	710	91.6
681 - 700	3,641	187,430,849	15.09	51,478	8.735	213.10	690	90.7
661 - 680	3,508	174,838,216	14.08	49,840	8.928	207.02	671	90.7
641 - 660	2,014	91,629,815	7.38	45,496	9.437	210.90	651	88.0
621 - 640	1,471	68,769,240	5.54	46,750	9.497	206.73	631	87.3
601 - 620	64	3,030,337	0.24	47,349	9.727	227.78	619	89.4
581 - 600	1	41,904	(2)	41,904	12.990	295.00	600	66.4
521 - 540	1	33,972	(2)	33,972	10.375	178.00	521	81.2
Total	24,177	$1,241,999,033	100.00%
____________
(1)	As of the Statistical Calculation Date, the weighted average FICO Credit Score of the mortgagors related to the Statistical Mortgage Loans was approximately 710.
(2)	Less than 0.01%.

Prepayment Charge Periods

Prepayment Charge Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	15,383	$766,537,595	61.72%	49,830	8.999	211.51	710	91.4
6	14	1,228,157	0.10	87,726	9.165	231.91	717	89.5
12	332	25,660,030	2.07	77,289	8.814	219.31	708	90.3
24	11	397,760	0.03	36,160	9.201	193.79	713	87.5
30	1	311,953	0.03	311,953	9.875	179.00	720	84.6
36	2,612	118,932,262	9.58	45,533	8.217	224.33	708	88.4
48	1	15,000	(1)	15,000	9.250	299.00	695	83.9
60	5,823	328,916,275	26.48	56,486	7.964	203.91	710	87.0
Total	24,177	$1,241,999,033	100.00%
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(1)	Less than 0.01%

Interest Only Periods at Origination

Interest Only Periods (Months)	Number of Statistical Mortgage Loans	Aggregate Principal Balance Outstanding	% of Statistical Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	20,227	$982,960,541	79.14%	48,596	8.630	197.87	708	89.6
120	3,020	196,507,222	15.82	65,069	8.723	286.00	715	90.7
180	930	62,531,270	5.03	67,238	8.658	179.65	717	93.3
Total	24,177	$1,241,999,033	100.00%